Exhibit 3.1

                            SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT (the "Agreement"), dated as of this _____ day of _______________, 1999, by and among MOTIONCAST TELEVISION CORPORATION OF AMERICA, a Nevada corporation ("MOTIONCAST"), BROWSESAFE.COM, INC., a Nevada corporation ("BROWSESAFE"), and all of the shareholders of BROWSESAFE.

                             W I T N E S S E T H :

WHEREAS, MOTIONCAST desires to acquire BROWSESAFE as a wholly-owned subsidiary; and

WHEREAS, the BROWSESAFE shareholders have agreed to exchange all of their BROWSESAFE shares solely for restricted shares of MOTIONCAST common stock; and

WHEREAS, the Boards of Directors of MOTIONCAST and BROWSESAFE have approved and adopted this Agreement as a "plan of reorganization" within the meaning of
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and conditions contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree that MOTIONCAST shall acquire all of the issued and outstanding capital stock of BROWSESAFE in exchange solely for its voting stock (the "Exchange") upon and subject to the following terms and conditions:

                                    ARTICLE I
                                   DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings, unless the context shall otherwise require:

        (a) MOTIONCAST Common Stock shall mean the Common Stock, $.001 par value, of MOTIONCAST, as more fully described in the Articles of Incorporation of MOTIONCAST.

        (b) BROWSESAFE Common Stock shall mean the Common Stock, $.001 par value, of BROWSESAFE, as more fully described in the Articles of Incorporation of BROWSESAFE.

        (c) Closing shall mean the consummation of the Exchange in accordance with the provisions hereof to be held on or before June 24, 1999 unless changed by the mutual agreement of the parties hereto.

        (d) Exceptions Schedule shall mean the schedule attached hereto as Exhibit A in the case of MOTIONCAST and Exhibit B in the case of BROWSESAFE.

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                                   ARTICLE II
                             EXCHANGE OF SECURITIES

On the Closing Date, all of the outstanding shares of BROWSESAFE Common Stock shall be exchanged for 13,938,000 shares of MOTIONCAST Common Stock.

The MOTIONCAST Common Stock certificates shall bear the usual restrictive legend pertaining to Rule 144 of the General Rules and Regulations promulgated under the Securities Act of 1933. MOTIONCAST and the BROWSESAFE shareholders shall execute the appropriate investment letters containing representations that the BROWSESAFE Common Stock and the MOTIONCAST Common Stock they are acquiring, respectively, are being acquired for investment purposes only and not with a view to resale, distribution or liquidation. At the Closing, all transactions shall be deemed to have been simultaneous and none shall become effective until all have been completed.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

The following representations and warranties are hereby made by MOTIONCAST to BROWSESAFE and by BROWSESAFE to MOTIONCAST.

3.01 Organization; Authorization. It is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has full power and authority to carry on its business as it now is being conducted and to own the properties and assets it now owns. It is duly qualified to do business or is in the process of qualifying to do business as a foreign corporation and is in good standing in every jurisdiction in which the conduct of its business or ownership of its properties requires such qualification; and it has full power and authority to enter into this Agreement and to carry out the transaction contemplated herein.

3.02 No Defaults. Except as set forth in the Exceptions Schedule, it is not in default under any material contract, lease, agreement or other undertaking to which it is a party or by which it is bound. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or compliance with the terms and conditions hereof will not conflict with, result in a breach of the unwaived terms and conditions of, nor constitute a default under its articles of incorporation or bylaws or any contract, agreement, commitment or other undertaking to which it is a party or by which it is bound.

3.03 Governmental Consents. Except for the requirements of the Securities Act of 1933, as amended, and any applicable state securities laws, no consent or approval of, or filing or registration with, any governmental or regulatory authority is required in connection with the performance of the terms of this Agreement.

3.04 Title to Assets. It has good and marketable title to all of its properties and assets, both real and personal, free and clear of all security interests, liens, claims, equities of others and


                       Share Exchange Agreement - Page 2
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        restrictions on the right to transfer, except as disclosed in the
        Exceptions Schedule, none of which exceptions impairs in any material respect the normal conduct of its business.

3.05 Tax Returns and Payments. Except as disclosed in the Exceptions Schedule, all of its tax returns and reports required by law to be filed have been duly filed, and all taxes, assessments, fees and other governmental charges (other than those presently payable without interest or penalty or those which are being contested in good faith by appropriate proceedings diligently conducted and which are disclosed in the Exceptions Schedule) upon it or upon any of its properties, assets, interest or income which are due or are to become due have been paid or adequately reserved against. None of its federal income tax returns is currently under examination by the Internal Revenue Service.

3.06    No Litigation. Except as disclosed in the Exceptions Schedule:

        (a) there is no action, proceeding, claim or investigation pending or, to the best of the party's knowledge, threatened against it or to which any of its assets or properties are subject before any court or any governmental department, commission, board, bureau, agency or instrumentality, business or goodwill and, after investigation, it knows of no basis or grounds for any such action, proceeding, claim or investigation; and

        (b) there is no outstanding order, writ, injunction or decree of any court, governmental department, commission, board, bureau, agency or instrumentality, or any arbitration award against it.

3.07 No Adverse Changes. Since the execution of the letter of intent, it has not engaged in any material transaction not in the ordinary course of business, made or declared any dividends or distributions of its capital, surplus or profits, or redeemed or issued any shares of its Common Stock or other securities, except as noted in the Exceptions Schedule. Other than as set forth in the Exceptions Schedule, there have been no changes in its assets, properties, liabilities or financial condition from those shown in the audited financial statements for its last fiscal year or in its condition, other than changes which have not materially affected, singly or in the aggregate, its business assets, properties or financial condition. Other than as set forth in the Exceptions Schedule, it has not borrowed any amounts or incurred any liabilities other than pursuant to contracts entered into in the ordinary course of business; discharged any lien or encumbrance or satisfied any liabilities other than current liabilities incurred in the ordinary course of business; mortgaged, pledged or subjected to lien or charge or any other encumbrance any of its assets or properties except as may be required in the ordinary course of business; sold, assigned or transferred any of its assets except in the ordinary course of business; waived any rights of substantial value; or loaned money to any of its directors, officers or shareholders.

3.08 No Adverse Claims. Except as set forth in the Exceptions Schedule, none of its officers or employees has any claim against it except for salaries or other ordinary expenses, and it is

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        not obligated to any of such persons in any way or for any amount except for salaries, wages or ordinary expenses.

3.09 Books and Records Complete. Except as set forth in the Exceptions Schedule, its books and records are substantially accurate and complete and there are no material matters for which proper entry has not been made in such books and records.

3.10 Insurance. It is adequately insured, except as disclosed in the Exceptions Schedule, with respect to risks usually insured against by companies owning properties similar to those owned by it. All policies are presently in force and paid in full and will continue to be so without interruption until the Closing Date.

3.11 No Brokerage Fees. No agent, broker, investment banker, person or firm acting on behalf of it to the best of its knowledge, is or will be entitled to any broker's or finder's fee or any other commission or fee, directly or indirectly, in connection with any of the transactions contemplated hereby.

3.12 Subsidiaries. It does not own stock or securities evidencing an ownership interest in any corporation, business trust, firm or business which may be considered a subsidiary, except as set forth on the Exceptions Schedule.

3.13 Contracts. Other than as set forth in the Exceptions Schedule, it is not a party to any material (1) labor agreements, (2) contracts of employment, (3) contracts for the purchase, sale or lease (as lessor or lessee) of real estate or personal property, (4) contracts for services to be rendered to it, (5) employee insurance, hospital or medical expense programs, or (6) pension or profit-sharing plans, retirement plans, bonus or incentive agreements or plans, or stock purchase or stock option plans, formal or informal.

3.14 Financial Statements. Its financial statements fairly represent its financial condition and have been prepared in accordance with generally accepted accounting principles. Neither MOTIONCAST nor BROWSESAFE will have any liabilities other than as set forth on the financial statements or on the Exceptions Schedule or, in the case of BROWSESAFE, as might be incurred in the ordinary course of business.

3.15 Property and Equipment. The property and equipment as shown on the most recent balance sheet are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted.

3.16 Representations True. No representation or warranty contained herein, nor any statement or certificate furnished hereunder or in connection herewith, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to it that materially and adversely affects its business, prospects, or financial condition or any of its subsidiaries, that has not been set forth in this Agreement or in the schedules, exhibits,


                       Share Exchange Agreement - Page 4
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        certificates, or statements in writing furnished in connection with the transactions contemplated by this Agreement. Each has disclosed to the other all contingent liabilities and all claims affecting its business past and pending.


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF MOTIONCAST

4.01 Capital Stock. MOTIONCAST represents and warrants that its authorized capital stock consists of 25,000,000 shares of Common Stock, $.001 par value, of which 2,000,000 shares are issued and outstanding. All of the issued and outstanding shares of MOTIONCAST Common Stock are validly issued, fully paid and nonassessable. MOTIONCAST has full right and authority to issue to the BROWSESAFE shareholders, upon the terms and conditions set forth in this Agreement, the shares specified by this Agreement and, subject to the receipt of the consideration therefor pursuant to the terms and conditions hereof, the shares will be duly and validly issued as fully paid and nonassessable shares of MOTIONCAST Common Stock. All of its currently issued and outstanding shares of Common Stock have been issued pursuant to a duly registered public offering or in accordance with an applicable exemption from state and federal securities laws.

4.02 Information Furnished. MOTIONCAST represents and warrants that it has furnished to BROWSESAFE and to the BROWSESAFE shareholders copies of all documents used in connection with the offer and sale of its Common Stock, used in connection with fulfilling the requirements of Rule 15c2-11 of the Securities Exchange Act of 1934, or released to the public. Such documents do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. Such documents contain all of the material and relevant information concerning the business and financial condition of MOTIONCAST as of their respective dates.

4.03 Warrants and Convertible Securities. Except as described in Sections 4.06, 8.07 and 8.08, there are no outstanding options, warrants or other rights to subscribe for, purchase, or receive shares of MOTIONCAST Common Stock or any other securities convertible into MOTIONCAST Common Stock.

4.04 Assets and Liabilities. Except as described in Sections 8.07, 8.08 and in the Exceptions Schedule, MOTIONCAST represents and warrants that it has no assets or liabilities except for at least $135,000 in cash.

4.05 No Contingent Liabilities. MOTIONCAST represents and warrants that it is not subject to any contingent liabilities.

4.06 Contracts. Other than as set forth in the Exceptions Schedule, MOTIONCAST is not a party to any contract, lease, agreement or other undertaking. The agreement engaging Alexis Stock Transfer as MOTIONCAST'S transfer agent shall be amended at Closing. The

                       Share Exchange Agreement - Page 5
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        consulting agreement with Alexis Capital, Inc. and the consulting agreement with Michael Zapara shall be terminated in exchange for 100,000 shares of MOTIONCAST stock at Closing. MOTIONCAST shall have no further liability to Alexis Capital, Inc. or Michael Zapara upon termination of these consulting agreements.

4.07 Active Business. Since August 31, 1998 MOTIONCAST has not engaged in the active conduct of any operating business.


                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                    OF BROWSESAFE AND BROWSESAFE SHAREHOLDERS

5.01 Capital Stock. The authorized capital stock of BROWSESAFE consists of 50,000,000 shares of $.001 par value Common Stock, of which 13,938,000 shares will be issued and outstanding as of the Closing Date, and 1,000,000 shares of Preferred Stock, $.01 par value, none of which are issued or outstanding. The outstanding shares of BROWSESAFE Common Stock are validly issued, fully paid and nonassessable. As of the Closing Date, there will be no outstanding options, warrants or other rights to subscribe for, purchase, or receive shares of BROWSESAFE Common Stock or any other securities convertible into BROWSESAFE Common Stock except as set forth on the Exceptions Schedule or in Sections 8.07 and 8.08.

5.02 Ownership of BROWSESAFE Common Stock. To the best of their knowledge, the BROWSESAFE shareholders have good title to, and own beneficially, free and clear of all liens, encumbrances and restrictions on transfer, and have full right and authority to exchange, upon the terms and conditions set forth in this Agreement, all of the outstanding shares of BROWSESAFE Common Stock.

                                   ARTICLE VI
                                 INDEMNIFICATION

6.01 Indemnity Agreement of MOTIONCAST. MOTIONCAST covenants and agrees to indemnify and save and hold harmless BROWSESAFE and the BROWSESAFE shareholders from and against any damage, expense, liability, loss or deficiency (including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from, and to pay BROWSESAFE or any BROWSESAFE shareholder on demand the full amount of any and all sums which BROWSESAFE or any BROWSESAFE shareholder may pay or become obligated to pay on account of: (1) any inaccuracy in any representation or breach of any warranty or covenant made by MOTIONCAST hereunder or in any schedule delivered pursuant hereto; or (2) any failure by MOTIONCAST duly to perform or observe any term, provision, covenant or agreement hereunder to be performed or observed by MOTIONCAST. BROWSESAFE or any BROWSESAFE shareholder shall give prompt notice in writing of


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        any claim to which this Section 6.01 applies and afford MOTIONCAST reasonable opportunity to pay, settle or contest such claim at its expense.

6.02 Indemnity Agreement of BROWSESAFE. BROWSESAFE covenants and agrees to indemnify and save and hold harmless MOTIONCAST from and against any damage, expense, liability, loss or deficiency (including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from, and to pay MOTIONCAST on demand the full amount of any and all sums which MOTIONCAST may pay or become obligated to pay on account of:
        (1) any inaccuracy in any representation or breach of any warranty or covenant made by BROWSESAFE; or (2) any failure by BROWSESAFE duly to perform or observe any term, provision, covenant or agreement hereunder to be performed or observed by BROWSESAFE. MOTIONCAST shall give BROWSESAFE prompt notice in writing of any claim to which this Section
        6.02 applies and afford BROWSESAFE reasonable opportunity to pay, settle or contest such claim at its expense.

6.03 Remedies. In addition to any other remedies available at law or in equity, in the event there is: 1) any material inaccuracy in any representation or material breach of any warranty or covenant made by MOTIONCAST hereunder or in any schedule delivered pursuant hereto; or
         2) any material failure by MOTIONCAST duly to perform or observe any term, provision, covenant or agreement hereunder to be performed or observed by MOTIONCAST under the terms of this Agreement, the BROWSESAFE Shareholders shall, at their option, be entitled to: 1) receive additional shares of MOTIONCAST stock (thereby further diluting the MOTIONCAST Shareholders presently holding the 2,000,000 issued and outstanding shares) to place the BROWSESAFE Shareholders in the same economic position as they would have been in had the breach not occurred or 2) rescission of the share exchange transaction. The BROWSESAFE Shareholders shall be entitled to retain a security interest in all of BROWSESAFE's assets in order to secure their rights under this section.


                                   ARTICLE VII
                                    COVENANTS

7.01 Examination of Documents. Prior to the Closing, all original documents and other information relating to its affairs will be made available, and copies of any such documents will be furnished, upon request, to the other party and its counsel. Included among the documents to be made available are all articles of incorporation and amendments, bylaws and amendments, minutes of all incorporators, directors and shareholders meetings or consent minutes with respect to actions taken by incorporators, directors or shareholders, all financial statements and all material contracts, leases and agreements to which it is a party or an intended beneficiary.


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7.02    Preservation of Business; Access to Documents. From and after the date of this Agreement and until the Closing Date, MOTIONCAST and BROWSESAFE covenant and agree with each other that each corporation shall:

        (a) use its best efforts to preserve its business organization, goodwill and business relationships intact and to retain the services of its officers and key employees;

        (b) provided the same does not violate any statute, order, decree, rule, regulation or contract, give each other and its authorized agents full access, during normal business hours, upon reasonable notice, to all of its assets, properties, books, records, agreements and commitments and furnish such representatives during such period with all such information concerning its affairs as the other may reasonably request; provided, however, that each party and its authorized agents shall hold in confidence all documents and information thus acquired or learned concerning the parties and, if the transactions contemplated by this Agreement are not consummated, all such documents shall immediately thereafter be returned to the appropriate parties;

        (c) take all necessary corporate and any other action, and use its best effort to obtain all consents, approvals and agreements required to carry out the transactions contemplated in this Agreement and to satisfy, or cause to be satisfied, the conditions specified herein; and

        (d) maintain in full force and effect insurance policies providing coverages and amount of coverage as now provided.

7.03 Business in Ordinary Course. MOTIONCAST, BROWSESAFE and the BROWSESAFE shareholders further covenant and agree with each other that each of the representations and warranties made by it as set forth in Articles III, IV, and V will be true and correct on the Closing Date. From the date of this Agreement until the Closing Date, neither MOTIONCAST or BROWSESAFE shall do any of the following except with the prior written consent of the other party:

        (a) effect any general salary increase except in line with its past practices;

        (b)    enter into any written employment agreement;

        (c) increase the base compensation or other benefits of any employee by more than ten percent;

        (d) make any contribution to any trust or plan for the benefit of employees not required by the present terms thereof or in accordance with past practices;

        (e) make any change in any employee benefit plan which would materially increase the cost thereof or adopt any new employee benefit plan;

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        (f)    issue to commit to issue any capital stock or other ownership interests;

        (g) grant or commit to grant any options, warrants or other rights to subscribe for or purchase or otherwise acquire any shares of its capital stock or other ownership interest or issue or commit to issue any securities convertible into or exchangeable for shares of its Common Stock or other ownership interests;

        (h) declare, set aside or pay any dividend or distribution with respect to its Common Stock or other ownership interests;

        (i) directly or indirectly redeem, purchase or otherwise acquire or commit to acquire any of its Common Stock or other ownership interest or directly or indirectly terminate or reduce or commit to terminate or reduce any bank line of credit or the availability of any funds under any loan or financing agreement;

        (j) effect a split or reclassification of any capital stock or recapitalization;

        (k) change its articles of incorporation, bylaws or other governing instruments;

        (l) borrow or agree to borrow any funds except pursuant to existing bank lines of credit or other existing loan agreements or financing arrangements; or

        (m)    waive or commit to waive any right of substantial value.

                                  ARTICLE VIII
                      CONDITIONS PRECEDENT TO THE EXCHANGE

The obligations of the parties under this Agreement are subject to the satisfaction of the following express conditions precedent at or before the
Closing:

8.01 Approvals. This Agreement and the transaction contemplated hereby shall have received the requisite approvals and authorizations of the Board of Directors and shareholders of MOTIONCAST and of BROWSESAFE.

8.02 Opinions of Counsel. Each corporation shall have caused its counsel to prepare and deliver to the other an opinion, dated as of the Closing Date, in form and substance satisfactory to the other, to the effect that:

        (a) It has been duly incorporated and is a validly existing corporation in good standing under the laws of its state of incorporation with full corporate power and authority to own and operate its properties and to carry on its business as presently being conducted.

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        (b)    It is duly qualified and licensed to transact business in each state or other jurisdiction in which it transacts business and by each governmental authority by which it is required to be licensed, except for jurisdictions in which failure to qualify would not materially and adversely affect its business, operations or financial condition.

        (c)    Its capitalization is as set forth herein.

        (d) Neither the execution and delivery by it of this Agreement nor compliance with the terms of this Agreement will conflict with or result in a material breach of any of the terms, conditions or provisions of, or constitute a material default under, its articles of incorporation or bylaws or any material note, indenture, mortgage, deed of trust or other material agreement or instrument actually known to such counsel to which it is a party or by which it or any of its property is bound.

        (e) This Agreement has been duly authorized and executed by it, and all corporate action by it required to authorize the Exchange has been taken.

        (f) Such counsel knows of no material litigation, proceeding or governmental investigation pending or threatened against or relating to its properties or business, except as disclosed in writing.

        (g) Such counsel knows of no corporate liabilities other than in the case of BROWSESAFE except as might be incurred in the ordinary course of business.

        (h) Such counsel knows of no outstanding order, writ, injunction or decree of any court, governmental department, commission, board, bureau, agency or instrumentality, or any arbitration award against corporation.

        (i) Such counsel knows of no contract, leases, agreements or other undertakings of the corporation other than in the case of BROWSESAFE except as might be incurred in the ordinary course of business.

8.03 Financial Information. MOTIONCAST shall have delivered to BROWSESAFE audited financial statements covering the last fiscal year and unaudited interim financial statements covering the period through the most recently completed fiscal quarter. BROWSESAFE shall have delivered to MOTIONCAST, such audited and unaudited financial statements as may be required for the contemplated preparation and filing of an updated Rule 15c2-11 statement reflecting the consummation of the Exchange. The audited financial statements shall have been prepared by independent public accountants within the meaning of the Securities Act of 1933 and the published rules and regulations thereunder. The financial statements and supporting schedules of the corporation examined by such independent public accountants at all dates and for all periods referred to in their opinions shall have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. Each corporation shall disclose to the other in the Other Information Schedule (1) any

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        changes in the capital stock or other securities of the corporation, or any payment or declaration of any dividend or other distribution in respect thereof or exchange therefor, or any change in the debt of the corporation; (2) any decreases in net current assets or net assets; (3) any decreases in the cash balance; and (4) any increases in the total liabilities since the date of the unaudited interim financial statements.

8.04 Certificate of President and Secretary. BROWSESAFE and MOTIONCAST shall have furnished to the other a certificate of the president or vice-president and the secretary of the respective company, dated as of the Closing Date, to the effect that the representations and warranties of the respective company in this Agreement are true and correct at and as of the Closing, that no error, misstatement or omission has been discovered or is known with respect to such representations and warranties, and that the respective company has complied with all the agreements and has satisfied all the covenants on its part to be performed at or prior to the Closing.

8.05 No Adverse Change in MOTIONCAST or BROWSESAFE. Between the date of execution of this Agreement and the Closing Date, MOTIONCAST and BROWSESAFE

        (a) except in the ordinary course of its business, shall not have incurred any liabilities or obligations (direct or contingent) or disposed of any of its assets, or entered into any material transaction or suffered or experienced any materially adverse change in its operations or condition, financial or otherwise;

        (b) shall not have increased its issued and outstanding shares of Common Stock or any other securities; and

        (c) shall not have experienced any changes in key management positions.

8.06 Proceedings Complete. All proceedings of MOTIONCAST and BROWSESAFE in connection with the authorization, execution and delivery of this Agreement and the transactions contemplated hereby shall be satisfactory in form and substance to the other and its counsel, and each corporation or its counsel shall have received copies of all documents it reasonably shall request in connection with the transactions contemplated hereby and of all corporate proceedings of the other in connection therewith.

8.07 Purchase of MOTIONCAST Common Stock. Within 10 business days of Closing, shareholders of BROWSESAFE other than Browsesafe, LLC, shall purchase 83,162 shares of MOTIONCAST Common Stock for a total of $300,000. Notwithstanding anything in this Agreement to the contrary, Browsesafe, LLC shall have no liability for the failure of the other shareholders of BROWSESAFE to contribute the $300,000 described above or to contribute any other amounts provided for in this Agreement.


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8.08    MOTIONCAST Assets and Liabilities. At the Closing, MOTIONCAST shall have no assets or liabilities except for:

               $135,000 in cash in the Dieterich & Associates Trust Account;
               $ 50,000 in promissory notes for sums already advanced to
                        BROWSESAFE (to be cancelled for shares at $3.60/share);
               $ 27,380 in sums already advanced for shares acquisition in
                        BROWSESAFE;
               $ 82,620 in cash to be wired in at Closing, to be cancelled by shares at $3.60/share in newly-issued common stock;
               $300,000 in subscriptions (see 8.07 above).

        Cancellation of the indebtedness of $50,000 and consideration for the $82,620 to be delivered at Closing will amount to a total of 36,838 newly-issued shares of restricted common stock.

8.09 Delivery of MOTIONCAST Books and Records. At the Closing, MOTIONCAST shall deliver to BROWSESAFE copies of any books and records of MOTIONCAST, as BROWSESAFE may reasonably request.

8.10 Satisfactory Completion of MOTIONCAST Due Diligence. At the Closing, MOTIONCAST shall have been satisfied with its due diligence review of BROWSESAFE.

8.11 Satisfactory Completion of BROWSESAFE Due Diligence. At the Closing, BROWSESAFE shall have been satisfied with its due diligence review of MOTIONCAST.

8.12 Satisfactory Review of UCC and Judgment Searches. Prior to the Closing, BROWSESAFE shall have received and reviewed the UCC and Judgment searches ordered by it and the results of such searches shall be satisfactory to BROWSESAFE.

8.13 Satisfactory Review of Agreements between MOTIONCAST and Alexis Stock Transfer, Alexis Capital, Inc. and Michael Zapara. Prior to the Closing, BROWSESAFE shall have received and reviewed the Agreements between MOTIONCAST and Alexis Stock Transfer, Alexis Capital, inc. and Michael Zapara. The results of the review shall be satisfactory to BROWSESAFE.

8.14 Cash Receipts. At the Closing, the shareholders of BROWSESAFE other than Browsesafe, LLC shall wire-transfer $82,620 to MOTIONCAST'S bank account at Peoples Bank & Trust Company, Indianapolis, Indiana, Account No. 97133043. At the Closing, MOTIONCAST shall cause Dieterich & Associates to wire transfer $135,000 to MOTIONCAST'S bank account at Peoples Bank & Trust Company, Indianapolis, Indiana, Account No. 97133043.


                       Share Exchange Agreement - Page 12

                                   ARTICLE IX
                       TERMINATION, FURTHER ASSURANCES AND MISCELLANEOUS

9.01 Termination and Postponement. This Agreement and the Exchange contemplated hereby may be terminated, and the transactions provided for herein abandoned, at any time prior to but not after the Closing, as follows:

        (a) by mutual consent of the MOTIONCAST Board of Directors, the BROWSESAFE shareholders and the BROWSESAFE Board of Directors;

        (b) by the MOTIONCAST Board of Directors, the BROWSESAFE shareholders or the BROWSESAFE Board of Directors if any of the conditions set forth in Article VIII shall not have been met by the Closing Date; or

        (c) by the MOTIONCAST Board of Directors, the BROWSESAFE shareholders or the BROWSESAFE Board of Directors if the Exchange has not been effected by June 24, 1999, which date shall be extended unless otherwise requested by the MOTIONCAST Board of Directors, the BROWSESAFE shareholders and the BROWSESAFE Board of Directors. In the event of the termination and abandonment of this Agreement and the Exchange contemplated hereby, this Agreement shall become void and of no effect, without any liability on the part of any party or its directors, officers or shareholders.

9.02 Waiver. Prior to the Closing Date, any condition specified in Article VIII hereinabove and any other term or provision of the Agreement, the waiver of which will not, in the reasonable opinion of the MOTIONCAST Board of Directors or the BROWSESAFE shareholders, have a materially adverse effect on the shareholders of MOTIONCAST or the BROWSESAFE shareholders, respectively, may be waived by such parties if it or they are entitled to the benefits thereof. Any such permitted waiver shall be evidenced by a certificate executed on behalf of the electing party by its authorized agent.

9.03 Appointment of Directors. At the Closing, all of MOTIONCAST's present officers and all of the directors except for Keith Balderson shall resign, and Mark W. Smith, J. Marshall Gage, Gregory Urbanski nd Ted O'Brien shall be appointed to MOTIONCAST's Board of Directors.

9.04 Survival. All agreements, representations and warranties made hereunder or in connection with the transactions contemplated hereby shall survive the Closing and remain effective in accordance with the terms hereof regardless of any investigation at any time made by or on behalf of MOTIONCAST or BROWSESAFE.

9.05 Expenses. MOTIONCAST and BROWSESAFE shall each bear their respective costs and expenses incurred prior to Closing, including legal, accounting and other expenses, in

                       Share Exchange Agreement - Page 13
        connection with the proposed reorganization. The preparation of this document shall be an expense of MOTIONCAST.

9.06 Assignment. This Agreement may not be assigned nor any of the performances hereunder delegated by operation of law or otherwise by any party hereto, and any purported assignment or delegation shall be void.

9.07 Headings. The article and section headings of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

9.08 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives, assigns and transferors.

9.09 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. There are no representations, warranties, conditions or other obligations except as herein specifically provided. Any waiver, amendment or modification hereof must be in writing. A waiver in one instance shall not be deemed to be a continuing waiver or waiver in any other instance.

9.10 Change of Fiscal Year. After Closing, MOTIONCAST shall change its fiscal year end to such year end as may be approved by the new MOTIONCAST Board of Directors.

9.11 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada.

9.12 Notices. All notices, requests, instructions or other documents ("Notices") to be given hereunder shall be deemed given if in writing, sent by certified mail addressed as follows:





                       Share Exchange Agreement - Page 14

        To MOTIONCAST:

        Michael Zapara, President
        Motioncast Television Corporation
           of America
        11300 West Olympic
        Suite 800
        Los Angeles, CA 90064

        To BROWSESAFE:                     with a copy to:

        Mark W. Smith, President           Fay M. Matsukage, Esq.
        BrowseSafe.com, Inc.               Dill Dill Carr Stonbraker &
        335 West 9th Street, Suite 100     Hutchings, P.C.
        Indianapolis, Indiana 46202        455 Sherman Street, Suite 300
                                           Denver, Colorado 80203

                                           Robert J. Milford, Esq.
                                           Lowe Gray Steele & Darko, LLP
                                           Bank One Tower
                                           111 Monument Circle, Suite 4600
                                           Indianapolis, Indiana 46204-5146

        To the BROWSESAFE shareholders:    with a copy to:

        Mark W. Smith, President           Fay M. Matsukage, Esq.
        BrowseSafe.com, Inc.               Dill Dill Carr Stonbraker &
        335 West 9th Street, Suite 100     Hutchings, P.C.
        Indianapolis, Indiana 46202        455 Sherman Street, Suite 300
                                           Denver, Colorado 80203

                                           Robert J. Milford, Esq.
                                           Lowe Gray Steele & Darko, LLP
                                           Bank One Tower
                                           111 Monument Circle, Suite 4600
                                           Indianapolis, Indiana 46204-5146

        All notices shall be deemed delivered two days after mailing, if mailed in accordance herewith. Any party may change its/his address for initial Notices by giving notice of such change in accordance herewith.

9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the ame instrument. This Agreement may be deemed executed upon receipt of a facsimile copy bearing signatures of the parties, provided that a complete document bearing original signatures is assembled within five business days of such execution.

                       Share Exchange Agreement - Page 15

9.14 Name Change. The signatories to this Agreement approve of an amendment to the Articles of Incorporation changing the name of MOTIONCAST to "Browsesafe.com, Inc." The filing of the Amended Articles shall be done at the time directed by the new MOTIONCAST Board of Directors.

9.15    Effective Date. The Effective date of the Closing shall be June 24,
        1999.



                       Share Exchange Agreement - Page 16

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

------------------------------------        ----------------------------------
MOTIONCAST                                  BROWSESAFE
Motioncast Television Corporation of        BrowseSafe.com, Inc.
   America

By:                                         By: /s/ Mark W. Smith
   ---------------------------------           -------------------------------
       Michael Zapara, President               Mark W. Smith, President






                       Share Exchange Agreement - Page 17

------------------------------------        ----------------------------------
BROWSESAFE Shareholders

Browsesafe, LLC                             Albury Capital Corp.


By:  /s/ Mark W. Smith                      By: /s/ illegible
   ---------------------------------           -------------------------------

Minati Financial, Inc.                      Eivissa Capital Corp.


By:  /s/  Moneca Yardley                    By: /s/ J. Howe
   ---------------------------------           -------------------------------

Torquay Holdings, Ltd.                      Hemisphere & Associates, Ltd.


By:  /s/ illegible                          By: /s/ illegible
   ---------------------------------           -------------------------------

Vista Financial Corp.

                                            Barisal Capital Corporation

By:  /s/ illegible
   ---------------------------------        By: /s/ Trudy Rogers
                                               -------------------------------
                                            Chariot Group, Ltd.
El Coyote Capital Corp.


By: /s/ Carol Clark                         By: /s/ illegible
   ---------------------------------           -------------------------------

Jupiter Financial Services, Inc.            HomePride Entertainment Inc.


By: /s/ illegible                           By: /s/ illegible
   ---------------------------------           -------------------------------

Kyline Investment Corp.                     Sterling Overseas Investments SA


By: /s/ Darlene Vaughn                      By: /s/ illegible
   ---------------------------------           -------------------------------

                                            Fergus Capital Corporation


                                            By:  /s/ illegible
                                               -------------------------------



                       Share Exchange Agreement - Page 18

                                    EXHIBIT A
                             MOTIONCAST EXCEPTIONS

SECTION 3.02              None

SECTION 3.04              None

SECTION 3.05              None

SECTION 3.06              None

SECTION 3.07              None

SECTION 3.08              None

SECTION 3.09              None

SECTION 3.10              None

SECTION 3.12              None

SECTION 3.13              1. Agreement with Alexis Stock Transfer as
                             MOTIONCAST'S transfer agent

                          2. Consulting Agreement with Alexis Capital, Inc.

                          3. Consulting Agreement with Michael Zapara.

Section 3.14              None

Section 3.15              None

Section 4.04              $3,000.00 liability to Dill & Dill
                          $9,800.00 liability to Hemisphere

Section 5.01              See Section 3.13 above.


                                    MOTIONCAST



                                    By: /s/ Michael Zapara
                                       ------------------
                                       Michael Zapara



                       Share Exchange Agreement - Page 19

                                   EXHIBIT "B"

                              BROWSESAFE EXCEPTIONS


SECTION 3.02              None

SECTION 3.04 Browsesafe LLC contributed all of its assets to Browsesafe.com, Inc. pursuant to the terms of an Asset and Liability Contribution Agreement dated May ___, 1999. All required filings have not been made with the Patent and Trademark Office.

SECTION 3.05              None

SECTION 3.06 A letter was received from Blythe & Ost dated June 15, 1999 regarding Winthrop Associates. A copy of the letter and related information has been sent to Christopher Dieterich.

SECTION 3.07              Browsesafe has never had an audited statement.
                          Browsesafe executed the Asset and Liability
                          Contribution Agreement described above and completed the transaction described therein. See Section 3.06 above.

SECTION 3.08              None

SECTION 3.09              None

SECTION 3.10              None

SECTION 3.12              None

SECTION 3.13              Contracts:
                          ----------

                          Contracts of employment
                               1. Dan Lehman - programmer

                          Contracts for the purchase, sale or lease (as lessor or lessee) of real estate or personal property
                               1. Freedom Capital - server lease
                               2. Skytel Pager - pager services

                          Contracts for services to be rendered to it
                               1. Exodus - service and backbone hosting
                               2. Premium - contract programming
                               3. Card Services - credit card service

                       Share Exchange Agreement - Page 20

                          Employee insurance, hospital or medical expense programs
                               1. MetLife - employee disability
                               2. Brokers National - group dental and eyecare

                          Stock Purchase/Option Agreements
                               1. Browsesafe has agreed to issue 62,000 shares
                          of Motioncast stock to some of its initial investors in exchange for the investors giving up any rights they may have under the Investor's Rights Agreement dated June 29, 1998.

Section 3.14 See Section 8.08 of the Agreement for a description of certain liabilities. See Section 3.06 above.

Section 5.01              See Section 3.13 above.




                                    BROWSESAFE



                                    By: /s/ Mark W. Smith
                                       ------------------





                       Share Exchange Agreement - Page 21